Exhibit 99.1

NEWS RELEASE

Hastings Entertainment, Inc.	CONTACT:	Dan Crow PR04-111 Vice President and Chief Financial Officer (806) 351-2300, ext. 6000 www.gohastings.com

Hastings Entertainment, Inc. Reports Pre-Tax Loss of $0.25 per Share
for 3Q 2004 Compared to $0.34 per Share for 3Q 2003
Raising Guidance for Fiscal Year 2004

Pre-Tax Income for Year to Date 2004 of $0.07 per Diluted Share Compared to a
Pre-Tax Loss of $0.41 per Share for 2003

AMARILLO, Texas, November 22, 2004—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment superstore retailer, today reported results for the three and nine months ended October 31, 2004. Net loss for the third quarter of fiscal 2004 was approximately $1.8 million, or $0.15 per diluted share, compared to a net loss of approximately $3.8 million, or $0.34 per diluted share for the third quarter of fiscal 2003. For the nine months, net income was approximately $0.5 million, or $0.05 per diluted share in fiscal 2004 compared to a net loss of approximately $4.7 million, or $0.41 per share for fiscal 2003.

Pre-tax loss was approximately $2.8 million, or $0.25 per share, for the three months ended October 31, 2004 and pre-tax income was approximately $0.9 million, or $0.07 per diluted share, for the nine months ended October 31, 2004. This compares with pre-tax losses of approximately $3.8 million and $4.7 million, or $0.34 and $0.41 per share, for the three and nine months ended October 31, 2003, respectively.

Below is a tabular presentation comparing and reconciling net income (loss) and pre-tax income (loss), and related per share amounts, for the three and nine months ended October 31, 2004 and 2003 (dollars in thousands, except per share amounts):

	Three Months Ended October 31,		Nine Months Ended October 31,
	2004	2003	2004	2003
Pre-tax income (loss)	$(2,825)	$(3,810)	$871	$(4,690)
Income tax (expense) benefit	1,062	—	(322)	—

Net income (loss)	$(1,763)	$(3,810)	$549	$(4,690)

Per basic share amounts:
Pre-tax income (loss)	$(0.25)	$(0.34)	$0.08	$(0.41)
Income tax (expense) benefit	0.10	—	(0.03)	—

Net income (loss)	$(0.15)	$(0.34)	$0.05	$(0.41)

Per diluted share amounts:
Pre-tax income (loss)	$(0.25)	$(0.34)	$0.07	$(0.41)
Income tax (expense) benefit	0.10	—	(0.02)	—

Net income (loss)	$(0.15)	$(0.34)	$0.05	$(0.41)

“We are pleased with our overall results for the third quarter,” said John H. Marmaduke, Chairman and Chief Executive Officer. “Rental revenues continue to reflect weaker sales industry-wide, and the high television viewership of the Summer Olympics had a greater impact than we had forecasted internally. We also continued to incur higher distributions costs, which are a component of gross margin, as a result of the conversion to our new warehouse management system, previously disclosed in our earnings release dated August 23, 2004. In spite of these challenges we were able to reduce our third quarter pre-tax loss by approximately $1.0 million over the prior year.”

Financial Results for the Third Quarter of Fiscal Year 2004

Revenues. Total revenues for the third quarter increased $6.7 million, or 6.0%, to $119.5 million compared to $112.8 million for the third quarter of fiscal 2003, resulting principally from an increase of 3.8% in comparable-store revenues (“Comps”). The following is a summary of our revenue results (dollars in thousands):

	Three Months Ended October 31,
	2004		2003		Increase/(Decrease)
		Percent		Percent
	Revenues	of Total	Revenues	of Total	Dollar	Percent
Merchandise revenue	$96,257	80.5%	$88,901	78.8%	$7,356	8.3%
Rental revenue	23,322	19.5%	23,942	21.2%	(620)	-2.6%

Total revenues	$119,579	100.0%	$112,843	100.0%	$6,736	6.0%

Comparable-store revenues:
Merchandise	6.6%
Rental	-5.9%
Total	3.8%

The higher merchandise Comps were primarily the result of Comp increases in our video for sale and video game categories driven by strong title releases during the quarter. Below is a summary of the Comp results for our major merchandise categories:

	Three Months Ended October 31,
	2004	2003
Music	-0.7%	-6.3%
Books	1.9%	0.8%
Video for sale	9.8%	18.5%
Video games	51.2%	30.8%
Sidelines	2.8%	21.2%

Our decrease in rental Comps reflects a continuing shift to purchase industry-wide, an area we have emphasized. This rental Comp does not include video for sale and video game sell-through revenues, as do most of our ‘rentailing’ competitors. On a comparable basis with our competitors, our total ‘video’ Comp for rental revenues combined with video for sale and video game sell-through revenues was 6.8% for the third quarter.

Gross Profit. For the third quarter, total gross profit dollars increased approximately $1.8 million, or 4.6%, to $40.2 million from $38.4 million for the same period last year, primarily as a result of higher revenues and increases in merchandise margin rates. As a percentage of total revenues, gross profit decreased slightly to 33.6% for the quarter compared to 34.0% for the same quarter in the prior year primarily driven by lower rental margin rates.

Selling, General and Administrative expenses (“SG&A”). SG&A increased approximately $0.8 million to $42.5 million compared to $41.7 million principally from higher occupancy costs associated with the operation of a greater number of new, expanded and relocated superstores. As a percentage of total revenues, SG&A decreased 140 basis points to 35.5% for the current quarter compared to 36.9% for the same quarter in the prior year. This decrease was primarily the result of lower net advertising costs along with increased store labor productivity as a percentage of total revenues for the current quarter compared to the same period in the prior year.

Financial Results for the Nine Months Ended October 31, 2004

Revenues. Total revenues for the first nine months of fiscal 2004 increased $23.8 million, or 6.9%, to $368.9 million compared to $345.1 million for the same period in the prior year, resulting principally from an increase of 5.3% in comparable-store revenues (“Comps”). The following is a summary of our revenue results (dollars in thousands):

	Nine Months Ended October 31,
	2004		2003		Increase/(Decrease)
		Percent		Percent
	Revenues	of Total	Revenues	of Total	Dollar	Percent
Merchandise revenue	$294,755	79.9%	$269,904	78.2%	$24,851	9.2%
Rental revenue	74,173	20.1%	75,173	21.8%	(1,000)	-1.3%

Total revenues	$368,928	100.0%	$345,077	100.0%	$23,851	6.9%

Comparable-store revenues:
Merchandise	8.0%
Rental	-3.8%
Total	5.3%

The higher merchandise Comps were primarily the result of increases in the following major categories:

	Nine Months Ended October 31,
	2004	2003
Music	3.4%	-10.9%
Books	2.7%	-1.1%
Video for sale	19.9%	18.5%
Video games	20.7%	60.7%
Sidelines	3.2%	7.8%

Our video Comp increase, including the rental and sell-through revenues from all video and video game products, was 7.8% for the nine months ended October 31, 2004.

Gross Profit. For the current nine months, total gross profit dollars increased approximately $11.1 million, or 9.4%, to $128.4 million from $117.3 million for the same period last year, primarily as a result of higher revenues and increases in merchandise margin rates. As a percentage of total revenues, gross profit increased to 34.8% for the nine months ended October 31, 2004 compared to 34.0% for the same period in the prior year.

Selling, General and Administrative expenses (“SG&A”). SG&A increased approximately $5.6 million to $126.1 million for the current nine month period compared to $120.5 million for the same period in the prior year, due primarily to higher human resource and occupancy costs associated with the operation of a greater number of new, expanded and relocated superstores. As a percentage of total revenues, SG&A decreased to 34.2% for the nine months ended October 31, 2004 compared to 34.9% for the nine months ended October 31, 2003.

Stock Repurchase

On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. During the third quarter of fiscal year 2004, we purchased a total of 76,600 shares at a cost of approximately $452,000, or $5.90 per share. As of October 31, 2004, a total of 937,023 shares had been purchased under the program at a cost of approximately $4.7 million, for an average cost of $4.99 per share.

Fiscal Year 2004 Guidance

“In our press release dated August 23, 2004, we reaffirmed our guidance of $0.80 to $0.85 per diluted share on a pre-tax basis and $0.50 to $0.53 per share on a diluted net income basis,” said Dan Crow, Vice President and Chief Financial Officer. “Our performance for the third quarter exceeded our internal forecast, which is the basis for our guidance. Consequently, we are raising our guidance for the fiscal year ending January 31, 2005 to a range of $0.90 to $0.95 per diluted share on a pre-tax income basis and a range of $0.55 to $0.58 per share on a diluted net income basis.”

Store Activity

Since August 23, 2004, which is the date of our last earnings release, we have had the following superstore activity:

			Selling Square
Community	Type	Population	Footage	Date Opened
Meridian, ID	New	35,000	17,900	9/27/2004
Helena, MT	Relocation	26,000	20,700	8/27/2004
Manhattan, KS	Relocation	38,000	24,300	9/18/2004

All of our new, remodeled, relocated and expanded stores are built with Hastings’ 3-Across store format that enables us to merchandise more product, provide better customer service, satisfy a more diverse customer base and promote more logical product adjacencies for improved customer traffic flow.

2005 Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Hastings Entertainment, Inc. has been scheduled for June 8, 2005. Notice of the meeting, including location and other pertinent information, will be mailed on or around May 16, 2005.

Safe Harbor Statement

Certain written and oral statements set forth above or made by Hastings or with the approval of an authorized executive officer of the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements which are not necessarily historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements regarding our general guidance for fiscal year 2004, are forward-looking statements. Such statements are based upon Company management’s current estimates, assumptions and expectations, which are based on information available at the time of this disclosure, and are subject to a number of factors and uncertainties, including, but not limited to, our inability to attain such estimates, assumptions and expectations, a downturn in market conditions in any industry, including the current economic state of retailing (relating to the products we inventory, sell or rent) and the effects of or changes in economic conditions in the U.S. or the markets in which we operate. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Hastings

Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer. We operate entertainment superstores that sell and rent various home entertainment products, including books, music, software, periodicals, new and used CDs, DVDs, video games and videocassettes, video game consoles and DVD players. We currently operate 152 superstores, averaging approximately 20,000 square feet, primarily in small to medium-sized markets in 20 states, primarily in the Western and Midwestern United States.

Hastings also operates an e-commerce Internet Web site that makes available to our customers new and used entertainment products, and unique, contemporary gifts. The Investor Relations and Corporate Governance sections of our Web site contain corporate, board of director and management information, press releases, a link to request financial and other literature and access to filings with the Securities and Exchange Commission, which include officer certifications filed as exhibits to interim and annual filings.

Consolidated Balance Sheets
(Dollars in thousands)

	October 31,	October 31,	January 31,
	2004	2003	2004
	(unaudited)	(unaudited)
Assets
Current assets
Cash	$7,081	$3,566	$7,124
Merchandise inventory	180,664	153,252	138,552
Income tax receivable	131	539	511
Deferred income taxes, current	4,657	—	1,779
Prepaid expenses and other current assets	6,144	5,705	6,585

Total current assets	198,677	163,062	154,551
Property, equipment and rental assets, net	82,172	78,237	79,633
Deferred income taxes, net of valuation allowance at October 31, 2003	—	1,036	1,246
Intangible assets, net	564	652	630
Other assets	16	189	188

Total assets	$281,429	$243,176	$236,248

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities on capital lease obligations	$237	$218	$221
Trade accounts payable	102,381	82,915	82,072
Accrued expenses and other current liabilities	30,215	30,758	34,308

Total current liabilities	132,833	113,891	116,601
Long-term debt, excluding current maturities	56,906	51,479	29,623
Deferred income taxes	1,886	—	—
Other liabilities	2,515	3,315	3,031
Commitments and contingencies	—	—	—
Shareholders’ equity:
Preferred stock	—	—	—
Common stock	119	119	119
Additional paid-in capital	36,295	36,635	36,598
Retained earnings	53,558	40,568	53,009
Treasury stock, at cost	(2,683)	(2,831)	(2,733)

Total shareholders’ equity	87,289	74,491	86,993

Total liabilities and shareholders’ equity	$281,429	$243,176	$236,248

Consolidated Statements of Operations (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2004	2003	2004	2003
Merchandise revenue	$96,257	$88,901	$294,755	$269,904
Rental revenue	23,322	23,942	74,173	75,173

Total revenues	119,579	112,843	368,928	345,077
Merchandise cost of revenue	70,387	65,774	211,710	200,029
Rental cost of revenue	9,028	8,668	28,796	27,708

Total cost of revenues	79,415	74,442	240,506	227,737

Gross profit	40,164	38,401	128,422	117,340
Selling, general and administrative expenses	42,480	41,684	126,070	120,449
Pre-opening expenses	26	53	360	234

Operating income (loss)	(2,342)	(3,336)	1,992	(3,343)
Other income (expense):
Interest expense	(539)	(547)	(1,353)	(1,579)
Other, net	56	73	232	232

Income (loss) before income taxes	(2,825)	(3,810)	871	(4,690)
Income tax expense (benefit)	(1,062)	—	322	—

Net income (loss)	$(1,763)	$(3,810)	$549	$(4,690)

Basic income (loss) per share	$(0.15)	$(0.34)	$0.05	$(0.41)

Diluted income (loss) per share	$(0.15)	$(0.34)	$0.05	$(0.41)

Weighted-average common shares outstanding:
Basic	11,421	11,317	11,400	11,319
Dilutive effect of stock options	—	—	519	—

Diluted	11,421	11,317	11,919	11,319

Consolidated Statements of Cash Flows (unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2004	2003	2004	2003
Cash flows from operating activities:
Net income (loss)	$(1,763)	$(3,810)	$549	$(4,690)
Adjustments to reconcile net income (loss) to net cash provided by operations
Rental asset depreciation expense	5,676	4,860	16,668	14,396
Property and equipment depreciation expense	5,097	4,731	14,968	14,000
Amortization expense	22	22	66	65
Loss on rental assets, lost, stolen and defective	1,179	966	3,623	3,237
Loss on disposal of other assets	196	162	665	802
Deferred income taxes	358	—	254	—
Non-cash compensation	—	—	60	90
Changes in operating assets and liabilities:
Merchandise inventory	(28,834)	(12,576)	(36,629)	(1,796)
Prepaid expenses and other current assets	1,488	125	441	264
Trade accounts payable	29,323	15,098	20,309	7,203
Accrued expenses and other liabilities	(3,249)	520	(4,093)	(1,785)
Income taxes receivable	64	(6)	380	(52)
Other assets and liabilities, net	(83)	(187)	(344)	(85)

Net cash provided by operations	9,474	9,905	16,917	31,649

Cash flows from investing activities:
Purchases of rental assets	(9,894)	(6,965)	(25,197)	(20,756)
Purchases of property and equipment	(6,773)	(5,608)	(18,749)	(16,693)

Net cash used in investing activities	(16,667)	(12,573)	(43,946)	(37,449)

Cash flows from financing activities:
Borrowings under revolving credit facility	131,834	121,552	411,235	362,112
Repayments under revolving credit facility	(123,118)	(119,070)	(383,775)	(356,985)
Payments under capital lease obligations	(56)	(52)	(161)	(143)
Purchase of treasury stock	(452)	—	(904)	(235)
Proceeds from exercise of stock options	155	167	591	170

Net cash provided by financing activities	8,363	2,597	26,986	4,919

Net increase (decrease) in cash	1,170	(71)	(43)	(881)
Cash at beginning of period	5,911	3,637	7,124	4,447

Cash at end of period	$7,081	$3,566	$7,081	$3,566

Balance Sheet, Cash Flow and Other Ratios (A)
(Dollars in thousands, except per share amounts)

	October 31,	October 31,	January 31,
	2004	2003	2004
Merchandise inventories, net	$180,664	$153,252	$138,552
Inventory turns, trailing 12 months (B)	1.84	1.83	1.90
Long-term debt	$56,906	$51,479	$29,623
Long-term debt to total capitalization (C)	39.5%	40.9%	25.4%
Book value (D)	$87,289	$74,491	$86,993
Book value per share (E)	$7.32	$6.58	$7.58

	Three Months Ended October 31,		Nine Months Ended October 31,
	2004	2003	2004	2003
EBITDA (F)	8,509	$6,350	$33,926	$25,350
Adjusted EBITDA (F)	(1,385)	$(615)	$8,729	$4,594
Comparable-store revenues (G):
Merchandise	6.6%	2.4%	8.0%	0.2%
Rental	-5.9%	-1.4%	-3.8%	4.0%
Total	3.8%	1.6%	5.3%	1.0%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.

(B)	Calculated as merchandise cost of goods sold for the twelve months ended October 31, 2004 divided by average merchandise inventory for the twelve months ended October 31, 2004.

(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

(D)	Defined as total shareholders’ equity.

(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding as of period end.

(F)	It is important to note that EBITDA and Adjusted EBITDA are supplemental non-GAAP measures. EBITDA is defined as “net income before interest, taxes, depreciation and amortization” and is a widely used indicator of a company’s ability to service debt. Adjusted EBITDA is defined as “net income before interest, taxes, depreciation and amortization” less “expenditures for rental assets” and could be viewed as an indicator of our ability to service debt following the procurement of rental assets. Neither EBITDA nor Adjusted EBITDA are intended to represent or to be considered as alternatives to operating income or cash flows from operations.

     The following table reconciles EBITDA to our unaudited consolidated financial statements contained herein:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2004	2003	2004	2003
Net income (loss)	$(1,763)	$(3,810)	$549	$(4,690)
Interest expense	539	547	1,353	1,579
Income tax expense (benefit)	(1,062)	—	322	—
Rental asset depreciation expense	5,676	4,860	16,668	14,397
Property and equipment depreciation expense	5,097	4,731	14,968	13,999
Amortization expense	22	22	66	65

EBITDA	$8,509	$6,350	$33,926	$25,350

     The following table reconciles Adjusted EBITDA to our unaudited consolidated financial statements contained herein:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2004	2003	2004	2003
Net income (loss)	$(1,763)	$(3,810)	$549	$(4,690)
Interest expense	539	547	1,353	—
Income tax expense (benefit)	(1,062)	—	322	1,579
Rental asset depreciation expense	5,676	4,861	16,668	14,397
Property and equipment depreciation expense	5,097	4,730	14,968	13,999
Amortization expense	22	22	66	65
Purchase of rental assets	(9,894)	(6,965)	(25,197)	(20,756)

Adjusted EBITDA	$(1,385)	$(615)	$8,729	$4,594

(G)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the Internet are not included and closed stores are removed from each comparable period for the purpose of calculating comparable -store revenues.

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